Exhibit 10.62
First Amended And Restated Management Agreement
Among
IntegraMed America, Inc.
And
Foulk & Whitten Nevada Center for Reproductive Medicine, P.C.
And
Nevada Reproductive Labs
     This First Amended and Restated Management Agreement (“Agreement”) is dated December 1, 2009, (“Effective Date”) by and among IntegraMed America, Inc., a Delaware corporation, with its principal place of business at Two Manhattanville Road, Purchase, New York 10577 (“Management Company”), Foulk & Whitten Nevada Center for Reproductive Medicine, P.C., a Nevada professional corporation, with its principal place of business at 645 Sierra Rose Drive, Suite 205, Reno, Nevada 89511 (“NCRM”) and Nevada Reproductive Labs, Inc., a Nevada corporation, with its principal place of business at 645 Sierra Rose Drive, Suite 205, Nevada 89511 (“NRL”), Management Company, NCRM and NRL are individually referred to herein as a “Party” and jointly, as “Parties.”
Recitals:
     NCRM specializes in gynecological services, treatment of human infertility encompassing the provision of in vitro fertilization and other assisted reproductive services (“Infertility Services”). NCRM provides Infertility Services through Russell A. Foulk, M.D. and Scott J. Whitten, M.D., the shareholders of NCRM. Drs. Foulk and Whitten are collectively referred to as “Physicians.” NCRM also contemplates providing Infertility Services through other physician employees. Physicians have entered or will enter into employment agreements with NCRM on or about the date of execution of this Agreement.
     NRL specializes in embryology services and provides the same to NCRM on an exclusive basis.
     Management Company is in the business of making available to medical and embryology providers such as NCRM and NRL certain assets (principally, facilities and equipment) and support services, primarily consisting of (i) financial management; (ii) administrative systems; (iii) clinical and laboratory organization and function; (iv) marketing and (v) operations management. Such support services and the provision of certain fixed assets are collectively referred to as “Business Services.”

     NCRM and NRL believe the Business Services will benefit them and desire Management Company’s assistance with various aspects of NCRM’s medical practice and NRL’s embryology laboratory through the utilization of the Business Services as more particularly set forth herein. NCRM and NRL acknowledge and agree that the Business Services being made available to them require their cooperation and collaboration, and that Management Company, in making the Business Services available, makes no warranty or representation that the Business Services will achieve NCRM’s or NRL’s desired goals and objectives except as expressly provided in this Agreement.
     In addition, NCRM desires access to capital for funding its growth and development, and Management Company desires to provide such capital or access to capital as provided herein.
     On or about January 1, 2004, Regents Management, LLC (“Regents Management”) and NCRM entered into an agreement titled Master Management Agreement (the “Former NCRM Agreement”) whereby Regents Management agreed to provide certain business services to NCRM. Regents Management assigned to Regents Management- Nevada, a Nevada general partnership (“Regents-Nevada”), all its rights and obligations under the Former NCRM Agreement effective September 30, 2008.
     On or about January 1, 2004, Regents Management and NRL entered into an agreement titled Master Management Agreement ( the “Former NRL Agreement”) whereby Regents Management agreed to provide certain business services to NRL. Regents Management assigned to Regents-Nevada all its rights and obligations under the Former NRL Agreement effective September 30, 2008.
     On December 1, 2009, Management Company acquired all the partnership interests of Regents-Nevada from Russell A. Foulk, M.D., Cristin C. Slater, M.D. and Scott J. Whitten, M.D. resulting in Management Company succeeding to all of Regents-Nevada’s interest under the Former NCRM and NRL Agreements. The parties now desire to amend and restate the Former NCRM and NRL Agreements in their entirety on the terms and conditions set forth herein.
     NCRM and NRL are collectively hereinafter referred to as NCRM.
     NOW THEREFORE, in consideration of the above recitals which the parties incorporate into this Agreement, the mutual covenants and agreements herein contained and other good and valuable consideration, NCRM hereby agrees to purchase from Management Company the Business Services and Management Company agrees to provide the Business Services to NCRM on the terms and conditions provided herein.
Article 1
Definitions
     1.1 Definitions. For the purposes of this Agreement, the following definitions shall apply:

Nevada Center for Reproductive Medicine Business Service Agreement	Page 2 of 36

     1.1.1 “Adjustments” shall mean adjustments for refunds, discounts, contractual adjustments, professional courtesies, and other activities that do not generate a collectible fee as reasonably determined by Management Company and NCRM. Adjustments shall not include Bad Debt.
     1.1.2 “Additional Service Fee” shall mean a monthly fee paid by NCRM to Management Company in an amount equal to a percentage of NCRM’s monthly PDE.
     1.1.3 “Assets” shall mean those fixed assets utilized in connection with the operation of NCRM’s medical practice, including, but not limited to, fixed assets and leasehold improvements.
     1.1.4 “Bad Debt” shall mean all or a portion of an account, loan or note receivable considered to be uncollectible in accordance with Generally Accepted Accounting Principles (“GAAP”),
     1.1.5 “Base Service Fee” shall mean a monthly fee paid by NCRM to Management Company in an amount equal to a percentage of NCRM’s monthly Physician and Other Professional Revenues.
     1.1.6 “Business Services” shall mean Management Company making available certain personnel and assets (including, without limitation, all facilities and equipment necessary to operate NCRM’s medical practice for the provision of Infertility Business Services) and support services, primarily consisting of (i) financial management; (ii) administrative systems; (iii) clinical and laboratory organization and function; (iv) marketing and (v) operations management, all as more fully set forth in Article 3.
     1.1.7 “Cost of Services” shall have the meaning set forth in Article 2.
     1.1.8 “Facilities” shall mean the medical offices and clinical spaces of NCRM, including any satellite locations, related businesses and all medical group business operations of NCRM, which are utilized by NCRM in its medical practice.
     1.1.9 “Fiscal Year” shall mean the 12-month period beginning January 1 and ending December 31 of each year.
     1.1.10 “Infertility Services” shall mean gynecological services, treatment of human infertility encompassing the provision of in vitro fertilization and other assisted reproductive services provided by NCRM or any Physician Employee and Other Professional Employee.
     1.1.11 “Management Company Overhead” shall mean salaries, bonuses, payroll taxes and benefits for Management Company’s corporate office employees, rent and expenses related to the operation of the Management Company corporate office, travel and entertainment expenses for corporate employees.

     1.1.12 “Other Professional Employee” shall mean a non-physician individual who provides services, including nurse anesthetists, physician assistants, nurse practitioners, psychologists, and other such professional employees who generate professional charges, but shall not include Technical Employees.
     1.1.13 “Physician-Employee” shall mean an individual, including any NCRM physician owner and any other physician who is an employee of NCRM or is under contract with NCRM, including physicians employed by entities with whom NCRM has contracted, to provide Infertility Services to NCRM’s patients and is duly licensed as a physician in the where NCRM provides Infertility Services.
     1.1.14 “Physician and Other Professional Revenues” shall mean all fees, whether received or accrued, and actually recorded each month (net of Adjustments) by or on behalf of NCRM as a result of professional medical and laboratory services furnished to patients by Physicians and Physician-Employees and Other Professional Employees and, except as described in the next succeeding sentence, other fees or income earned in their capacity as professionals, whether rendered in an inpatient or outpatient setting, including but not limited to, medical director fees or technical fees from medical ancillary services, consulting fees, ultrasound fees from businesses owned or operated by Physicians and, including, but not limited to, contributions by pharmaceutical and other companies for marketing and research activities). Physician and Other Professional Revenues shall not include (i) board attendance fees and other compensation in connection with board memberships; provided, the compensation for board related activities does not exceed $5,000 in the aggregate, annually, per Physician, and (ii) other services where Physician does not provide professional medical services such as testimony and consultation for litigation-related proceedings, lectures, passive investments, fundraising, or writing (“Permitted Services”; the compensation from Permitted Services may be retained by a Physician or Physician-Employee without limit, subject to Section 4.7.5 hereof; Physician and Other Professional Revenues are sometimes referred to herein as “Revenues.”
     1.1.15 “Pre-distribution Earnings” (“PDE”) shall mean (i) Physician and Other Professional Revenues, less (ii) Cost of Services and the Base Service Fee.
     1.1.16 “Receivables” shall mean and include all rights to payment for services rendered or goods sold, including, without limitation, accounts receivables, contract rights, chattel paper, documents, instruments and other evidence of patient indebtedness to NCRM, policies and certificates of insurance relating to any of the foregoing, and all rights to payment, reimbursement or settlement or insurance or other medical benefit payments assigned to NCRM by patients or pursuant to any Preferred Provider, HMO, capitated payment agreements or other agreements between NCRM and a payer, recorded each month (net of Adjustments).
     1.1.17 “Technical Employees” shall mean embryologists and other laboratory personnel, ultrasonographers, phlebotomists and technicians who provide services to NCRM.

Article 2
Cost of Services
     2.1 “Cost of Services” shall mean all ordinary and necessary expenses of NCRM and all direct ordinary and necessary operating expenses, without mark-up, of Management Company, exclusive of Management Company Overhead, incurred in connection with products and/or services that are specific to NCRM or customized for NCRM or that are related to volume-based usage by NCRM, including, without limitation, the following costs and expenses, whether incurred by Management Company or NCRM:
     2.1.1 Salaries and fringe benefits of all Management Company and other employees employed at NCRM Facilities, along with payroll taxes or all other taxes and charges now or hereafter applicable to such personnel, and services of independent contractors;
     2.1.2 Marketing expenses incurred by or on behalf of NCRM, such as costs of printing marketing materials, media placements, and consumer seminars;
     2.1.3 Any sales and use taxes assessed against NCRM related to the operation of NCRM’s medical practice;
     2.1.4 Lease payments, depreciation expense (determined according to GAAP), taxes and interest directly relating to the Facilities and equipment, and other expenses of the Facilities described in Section 3.2 below;
     2.1.5 Legal fees paid by Management Company or NCRM to outside counsel in connection with matters specific to the operation of NCRM such as regulatory and other issues specific to jurisdictions in which NCRM operates; provided, however, legal fees incurred by the parties relative to the execution or performance of this Agreement or as a result of a dispute between the parties under this Agreement shall be borne by each party and shall not be considered a Cost of Services; and provided, further any cost related to disputes between or among Physicians shall not be considered Cost of Services and are outside the scope of this Agreement.
     2.1.6 Health benefits provided to Physicians and Physician-Employees, including health and life insurance and long-term disability;
     2.1.7 All insurance necessary to operate NCRM including fire, theft, general liability professional liability and malpractice insurance for Physicians and Physician-Employees of NCRM, and Other Professional and Technical Employees provided by Management Company;

     2.1.8 Professional licensure fees and board certification fees of Physician-Employees, and Other Professional Employees rendering Infertility Services on behalf of NCRM;
     2.1.9 Membership in professional associations and continuing professional education for Physicians and Physician-Employees and Other Professional Employees;
     2.1.10 Risk Management Program described in Section 3.8 herein;
     2.1.11 Cost of filing fictitious name permits pursuant to this Agreement;
     2.1.12 Cost of supplies, medical and administrative, and all direct general and administrative expenses, including but not limited to travel and entertainment expenses, dues and subscriptions, and other business related expenses, such as cellular telephone, relative to NCRM; and
     2.1.13 Such other costs and expenses directly incurred by Management Company related to NCRM’s operations which are included in the annual operation budget referred to in Section 5.2.1 or otherwise approved by NCRM in writing.
     2.1.14 Cost incurred by Management Company with respect to specific requests for services from NCRM that are outside those provided for in this Agreement. For such requested services, Management Company and NCRM will mutually determine how such specific requests will be carried out, as well as how charges and costs, including, but not limited to travel, will be applied.
     2.1.15 NCRM’s Bad Debt.
     2.1.16 Costs incurred by Management Company with respect to Business Services related to a specific activity requested by NCRM that are in excess of those Business Services typically provided to other medical providers for the same activity, including, but not limited to additional travel and staffing.
     2.1.17 Such costs charged by third-party vendors that are, in turn, allocated among network practices. For example, and not by way of limitation, costs to install and maintain telecommunication lines linking NCRM to the Management Company data center; annual software license maintenance fees and hardware maintenance fees related to MISYS Optimum and software license and maintenance fees associated with all other software applications utilized by ICRM, including but not limited to HRIS/ON-core, Goldmine, MAS500, Centrix, HelpSTAR, Secure ID/RSA token and spam reduction services provided by Management Company; insurance premiums for professional liability and other insurance coverages, and; any other cost or expense that is allocated among the network practices based on volume usage.”

     2.1.18 Such additional training that NCRM may request from Management Company beyond basic training for such applications as ARTworks® or in connection with basic Marketing and Sales training.”
     2.1.19 Base salary up to $250,000 for two years for one new physician employed by NCRM; provided, however, such new hire must be approved by the Practice Management Board and provided, further, (i) “new physician” shall mean a physician whose hiring is not to replace a physician who has left NCRM within 12 months prior to the employment of the new physician, but whose hiring increases NCRM’s full-time equivalent (“FTE”) physicians to a number greater than NCRM’s FTE physicians for the previous 12 months; and (ii) “new physician” shall not mean a physician providing Infertility Services to patients in “Territory” during the 12 month period immediately preceding employment by NCRM.
     2.2 Notwithstanding anything to the contrary contained herein, Cost of Services shall not include costs of the following:
     2.2.1 Any federal or state income taxes of NCRM or Management Company other than as provided above;
     2.2.3 The Base Service Fee;
     2.2.4 Except as set forth in Section 2.1.19, any amount paid to or on behalf of any Physician or Physician-Employee including salary, payroll taxes, draw or pension contributions (all of which come out of NCRM’s share of PDE);
     2.2.5 Management Company’s cash outlay to acquire capital assets for which depreciation expense is to be charged as a Cost of Services under Section 2.1.4.
     2.2.6 Management Company Overhead.
Article 3
Duties and Responsibilities of Management Company
     3.1 Business Services and Administration.
     3.1.1 NCRM hereby engages Management Company to provide the Business Services within the Counties of Churchill, Douglas, Elko, Humboldt, Lander, Lyon, Pershing, Storey and Washoe in Nevada (the “Territory”), and NCRM agrees to limit its use of the Business Services to the Territory, without prior written consent from Management Company. Any time during the Term, in the case of Clark County, Nevada, Management Company may provide the Business Services to another medical practice in such County after giving NCRM written notice of NCRM’s right of first refusal to establish an office and practice within such County, provided the terms of the relationship between Management Company and the other medical practice are not more favorable to the other medical practice than the terms set forth in the written notice from Management Company to NCRM.
     None of the Business Services made available to NCRM include any physician medical functions.
     3.1.2 Management Company will, on behalf of NCRM and as directed by NCRM, bill patients timely and collect professional fees for Infertility Business Services rendered by NCRM at the Facilities, outside the Facilities for NCRM’s hospitalized patients, and for all other Infertility Business Services rendered by any Physician-Employee or Other Professional Employees. NCRM hereby appoints Management Company for the term hereof to be its true and lawful attorney-in-fact, for the following purposes: (i) bill patients in NCRM’s name and on its behalf; (ii) collect Receivables resulting from such billings in NCRM’s name and on its behalf (recognizing that successfully collecting Receivables may be dependent on NCRM’s participation and cooperation, NCRM will reasonably cooperate with respect to Management Company’s collection efforts, and policies and procedures established by the Practice Management Board governing the collection of Receivables); (iii) receive payments from insurance companies, prepayments from health care plans, and all other third-party payers; (iv) take possession of and endorse in the name of NCRM (and/or in the name of any Physician Employee or Other Professional Employee rendering Infertility Business Services to patients of NCRM) any notes, checks, money orders, and other instruments received in payment of Receivables; and (v) at NCRM’s request, initiate the institution of legal proceedings in the name of NCRM, with NCRM’s cooperation, to collect any accounts and monies owed to NCRM, to enforce the rights of NCRM as creditor under any contract or in connection with the rendering of any service by NCRM, and to contest adjustments and denials by governmental agencies (or its fiscal intermediaries) as third-party payers.
     3.1.3 Management Company will provide the administrative services function of supervising and maintaining (on behalf of NCRM) all files and records relating to the operations of the Facilities, including but not limited to accounting and billing records, including for billing purposes, patient medical records, and collection records. Patient medical records shall at all times be and remain the property of NCRM and shall be located at the Facilities and be readily accessible for patient care. Management Company’s management of all files and records shall comply with all applicable state and federal laws and regulations, including without limitation, those pertaining to confidentiality of patient records. The medical records of each patient shall be expressly deemed confidential and shall not be made available to any third party except in compliance with all applicable laws, rules and regulations. Management Company shall have access to such records in order to provide the Business Services hereunder, to perform billing functions, and to prepare for the defense of any lawsuit in which those records may be relevant. The obligation to maintain the confidentiality of such records shall survive termination of this Agreement. NCRM shall have unrestricted access to all of its records at all times.

     3.1.4 Management Company will provide, as requested by NCRM, all reasonably necessary clerical, accounting, bookkeeping and computer services, printing, postage and duplication services, medical transcribing services, and any other necessary or appropriate administrative services reasonably necessary for the efficient operation of NCRM’s medical practice at the Facilities.
     3.1.5 With NCRM’s cooperation and participation, Management Company will design and direct the implementation of appropriate marketing programs for NCRM. NCRM’s participation is essential in developing such marketing program and accordingly, will designate one or more physicians to work with Management Company in designing and implementing such marketing programs.
     3.1.6 Management Company, upon request of NCRM, will assist NCRM in recruiting additional physicians, including Management Company providing such administrative functions as advertising for and identifying potential candidates, checking credentials, and arranging interviews; provided, however, NCRM shall interview and make the ultimate decision as to the suitability of any physician to become associated with NCRM. All physicians recruited by Management Company and accepted by NCRM shall be employees of or independent contractors to NCRM.
     3.1.7 Management Company will assist NCRM in negotiating any managed care contracts to which NCRM desires to become a party. Management Company will provide administrative assistance to NCRM in fulfilling its obligations under any such contract.
     3.1.8 Management Company will arrange, in consultation with NCRM, for legal and accounting services as may otherwise be reasonably required in the ordinary course of NCRM’s operation.
     3.2 Facilities. NCRM shall determine the nature and extent of the facilities reasonably needed for NCRM’ medical practice and Management Company will assist NCRM in obtaining such Facilities, including providing administrative support, effort and resources in obtaining the Facilities, including all furniture, equipment and furnishings necessary for the Facilities, all repairs, maintenance and improvements thereto, utility (telephone, electric, gas, water) services, customary janitorial services, refuse disposal and all other services reasonably necessary in conducting NCRM’s medical practice at the Facilities. Management Company will arrange for the cleaning of the Facilities, and timely maintenance and cleanliness of the equipment, furniture and furnishings located therein. Management Company will advise, counsel and collaborate with NCRM regarding the condition, use and needs for the Facilities, the improvements thereto, equipment and services.
     3.3 Executive Director and Other Personnel.
     3.3.1 Executive Director. Management Company will employ an Executive Director, approved by the Practice Management Board, as defined in Section 5.1, to manage and administer all of the day-to-day business functions of the Facilities.

The Executive Director’s compensation and benefits shall be approved by Practice Management Board. NCRM agrees not to offer any compensation or benefits to the Executive Director other than those approved by the Practice Management Board.
     3.3.2 Personnel. Management Company will provide, as requested by NCRM, Other Professional Employees, Technical Employees, support and administrative personnel, clerical, secretarial, bookkeeping and collection personnel reasonably necessary for the efficient operation of NCRM at the Facilities. Such personnel must be approved by NCRM, but will be under the direction and supervision of the Executive Director, except that Technical Employees and Other Professional Employees subject to the professional supervision of NCRM. The compensation of such personnel shall be approved by NCRM and NCRM may request that any of such personnel be terminated in its reasonable discretion and in such event, all cost and expenses associated with such termination shall be a Cost of Services.
     3.4 FInancial Planning and Goals. Management Company, in collaboration with NCRM, will prepare, for the approval of the Practice Management Board, an annual capital and operating budget (the “Budget”) reflecting the anticipated Revenues and Cost of Services, sources and uses of capital for growth of NCRM’ practice and for the provision of Infertility Services at the Facilities. Management Company will present the Budget to the Practice Management Board for its approval at least thirty (30) days prior to the commencement of the Fiscal Year. If the Practice Management Board can not agree on the Budget for any Fiscal Year during the term of this Agreement, the Budget for the preceding Fiscal Year will serve as the Budget until such time as a new Budget is approved.
     3.5 Financial Statements. Management Company will deliver to NCRM monthly financial statements (“Financial Statements”) within thirty (30) days after the end of each calendar month. Such Financial Statements will comprise, on a monthly and year-to-date basis, a statement of NCRM’ Revenues and Cost of Services and PDE, as hereinafter defined.
     3.6 Tax Planning and Tax Returns. Management Company will not be responsible for any tax planning or tax return preparation for NCRM, but will provide support documentation in connection with the same. Such support documentation will not be destroyed without NCRM’ consent.
     3.7 Inventory and Supplies. For the account of NCRM, Management Company shall order and purchase inventory and supplies, and such other materials which are requested by NCRM to enable NCRM to deliver Infertility Services in a cost-effective quality manner.
     3.8 Risk Management. Management Company shall assist NCRM in the development of a Risk Management Program and in meeting the standards of such Program.
     3.9 Personnel Policies and Procedures. Management Company shall develop, in cooperation with NCRM, personnel policies, procedures and guidelines, governing office behavior, protocol and procedures which will aid in compliance with applicable laws and guidelines related to employment and human resources management.

     3.10 Licenses and Permits. Management Company will coordinate and assist NCRM in its application for and efforts to obtain and maintain all federal, state and local licenses, certifications and regulatory permits required for or in connection with the operations of NCRM and equipment located at the Facilities, other than those relating to the practice of medicine or the administration of drugs by Physicians and Physician-Employees.
     3.11 Subcontracted Business Services. Subject to prior approval of NCRM, which approval shall not be unreasonably withheld, Management Company is expressly authorized to subcontract with other persons or entities for any of the services that Management Company is required to perform pursuant to this Agreement. NCRM expressly agrees and acknowledges that Management Company is contemporaneously with entering into this Agreement is entering into a Submanagement Agreement with its parent entity, IntegraMed America, Inc. (“IntegraMed”) who will be performing Management Company’s obligations under this Agreement. Provided, however, that Management Company shall disclose any term of this Agreement to any subcontractor or potential subcontractor of Management Company who does or will perform services to NCRM to the extent the subcontractor or potential subcontractor will perform significant or continuing functions for NCRM which are specific obligations of Management Company hereunder and shall incorporate such terms into such subcontract, including but not limited to the restrictive provisions of Section 3.1.1 hereof. No such subcontract will limit the overall responsibility of Management Company for compliance with the terms and provisions of this Agreement unless NCRM specifically agrees in writing. Nothing in this Section 3.11 shall apply to contracts entered into by Management Company that relate to services not required to be performed directly by Management Company such as payroll services.
     3.12 Access to Protected Health Information. In connection with the Business Services provided by Management Company pursuant to this Agreement, Management Company and its employees, representatives and agents will have access to protected health information (“PHI”) maintained by NCRM. In connection with such PHI, Management Company contemporaneous with entering into this Agreement will enter into a Business Associate Agreement with NCRM, substantially in the form of Exhibit 3.12, in accordance with the regulations promulgated under the Health Insurance Portability & Accountability Act of 1996.
Article 4
Duties and Responsibilities of NCRM
     4.1 Timely Performance. NCRM, in engaging Management Company to provide the Business Services described in this Agreement, acknowledges that NCRM’s timely performance of its duties and responsibilities as delineated in this Article 4 are material to this Agreement and to Management Company’s interest.
     4.2 Professional Services. NCRM shall use its best efforts to cause its Physicians and Physician-Employees to provide Infertility Services to NCRM patients in compliance at all times with ethical standards, laws and regulations applying to the practice of medicine in the applicable jurisdiction which such Physician or Physician-Employee provides Infertility Services on behalf of NCRM. NCRM shall ensure that each Physician, Physician-Employee, any Other Professional Employee employed by NCRM, and any other professional provider associated with NCRM is duly licensed to provide the Infertility Services being rendered within the scope of such provider’s practice. In addition, NCRM shall require each Physician and Physician-Employee to maintain a DEA number and appropriate medical staff privileges as determined by NCRM during the term of this Agreement. In the event that any disciplinary actions or medical malpractice actions are initiated against any Physician, Physician-Employee or other professional provider, NCRM shall promptly inform the Executive Director and provide the underlying facts and circumstances of such action, and the proposed course of action to resolve the matter. Periodic updates, but not less than monthly, shall be provided to Management Company.
     4.3 Medical Practice. NCRM shall use and occupy the Facilities exclusively for the purpose of providing Gynecology, Infertility Services, and related services and activities and shall use its best efforts to comply with all applicable laws and regulations and all applicable standards of medical care, including, but not limited to, those established by the American Society of Reproductive Medicine. The medical practice conducted at the Facilities shall be conducted solely by Physicians employed by NCRM and Physician-Employees employed by or serving as independent contractors to NCRM, and Other Professional Employees employed by NCRM. No other physician or medical practitioner shall be permitted to use or occupy the Facilities without the prior written consent of Management Company, except in the case of a medical emergency, in which event, notification shall be provided to Management Company as soon after such use or occupancy as possible.
     4.4 Employment of Physician and Other Professional Employees. In the event NCRM shall determine that additional physicians are necessary, NCRM shall undertake and use its best efforts to select physicians who, in NCRM’s judgment, possess the credentials and expertise necessary to enable such physician candidates to become affiliated with NCRM for the purpose of providing Infertility Services. NCRM shall cause each Physician-Employee to enter into an employment or service agreement with NCRM or their respective professional association which is a partner of NCRM (“Physician Employment Agreement”) in such form as is mutually and reasonably acceptable to NCRM and Management Company. Upon NCRM’ request, Management Company shall consult with and advise NCRM respecting the hiring, compensation, supervision, evaluation and termination of Physician-Employees.
     4.5 Continuing Medical Education NCRM shall require its Physician-Employees to participate in such continuing medical education as NCRM deems to be reasonably necessary for such physicians to remain current in the provision of Infertility Services.
     4.6 Professional Insurance.
      4.6.1 NCRM shall maintain professional liability coverage at all times during the Term, in limits of not less than $1,000,000.00 per occurrence, $3,000,000.00 in the aggregate, unless the Practice Management Board determines that such limits can be lowered or should be increased. If possible, under the terms of the insurance coverage, NCRM shall use its best efforts to cause Management Company to be named an additional named insured to the extent reasonably available at no additional cost or expense. Upon request of Management Company, evidence of such coverage shall be provided to Management Company. Management Company, in conjunction with medical practices in the Management Company network, maintains a malpractice captive insurance company, ARTIC, Ltd. (“ARTIC”). As a member of the Management Company network, in lieu of maintaining professional liability coverage as provided for in this Section 4.6.1, NCRM is eligible to become a member of ARTIC provided it meets the underwriting requirements and pays applicable premiums and fees. As an ARTIC member, NCRM is required to participate in the Management Company Risk Management Program.
     4.7 Direction of Practice NCRM, as a continuing condition of Management Company’s obligations under this Agreement, shall at all time during the Term be and remain legally organized and operated to provide Infertility Services in a manner consistent with state and federal laws. NCRM, through its physicians, is expected to provide leadership in its market area and reasonably cooperate with Management Company in Management Company’s efforts to make the Business Services available to NCRM. In furtherance of which:
     4.7.1 NCRM shall operate and maintain at the Facilities a full-time practice of medicine specializing in the provision of Infertility Services and shall maintain and enforce the Physician Employment Agreements or in such other form as is mutually and reasonably agreed to by NCRM and Management Company in writing. NCRM covenants that it shall not employ any physician, or have any physician as a shareholder, unless said physician shall sign the Physician Employment Agreement prior to assuming the status as employee and/or shareholder. NCRM covenants that should a physician become a shareholder of NCRM, that a condition precedent to the issuance of the shares shall be the ratification of this Service Agreement. The relationship between NCRM and physicians who independently contract with NCRM to provide services shall be in such other form as is mutually and reasonably agreed to by NCRM and Management Company in writing.
     4.7.2 NCRM shall not terminate the Physician Employment Agreement(s) of any Physician, except in accordance with the Physician Employment Agreement(s). NCRM shall not amend or modify the Physician Employment Agreements in any material manner, nor waive any material rights of NCRM thereunder without the prior written approval of Management Company, which approval will not be unreasonably withheld, and it shall be deemed unreasonable for Management Company to withhold consent of an amendment or modification mandated by the necessity of compliance with applicable law. NCRM covenants to enforce the terms of each Physician Employment Agreement, including but not limited to any terms confirming a Physician-Employee’s commitment to practice medicine solely through NCRM for a specified number of years. Attached hereto as Exhibit 4.7.2 are copies of all Physician Employment Agreement.
     4.7.3 Recognizing that Management Company would not have entered into this Agreement but for NCRM’s covenant to maintain and enforce the Physician Employment

Agreements with any physician now employed or physicians who may hereafter become employees of NCRM, and in reliance upon such Physician-Employee’s observance and performance of the non-competition and non-solicitation obligations under the Physician Employment Agreements, any damages, liquidated damages, compensation, payment or settlement received by NCRM from a physician whose employment is terminated shall be considered to be Physician and Other Professional Revenues.
     4.7.4 NCRM shall retain that number of Physician-Employees as are reasonably necessary and appropriate for the provision of Infertility Services. Each Physician-Employee shall hold and maintain a valid and unrestricted license to practice medicine in the applicable jurisdiction where such Physician-Employee provides Infertility Services on behalf of NCRM, and all full-time Physician-Employees shall be board eligible in the practice of gynecology, with training in the subspecialty of infertility and assisted reproductive medicine. NCRM shall be responsible for paying the compensation and benefits, as applicable, for all Physician-Employees, and for withholding, as required by law, any sums for income tax, unemployment insurance, social security, or any other withholding required by applicable law. Management Company, at the request of NCRM, will establish and administer the compensation with respect to such Physician-Employees in accordance with the written agreement between NCRM and each Physician Employee. Management Company shall neither control nor direct any Physician in the performance of Infertility Services for patients, and Management Company will not unreasonably interfere with the employer-employee relationship between NCRM and its Physician-Employees.
     4.7.5 NCRM and its Physician-Employees shall provide patient care and clinical backup as required for the proper provision of Infertility Services to patients of NCRM at NCRM’ Facilities. NCRM shall require that its full-time Physician-Employees devote substantially all of their professional time, effort and ability to NCRM’s practice, including the provision of Infertility Services and the development of such practice, and that Permitted Services, of any Physician-Employee do not interfere with such Physician-Employees full time practice of Infertility Services at NCRM’ Facilities.
     4.7.6 NCRM shall obtain and maintain necessary licenses and operate its clinical laboratory and tissue bank services in accordance with all applicable laws and regulations. NCRM agrees that the Medical Director or Tissue Bank Director, if applicable, shall be Physician-Employees or Other Professional Employees, if applicable, of NCRM who meet the qualifications required by applicable State law or regulation, and that should there be a vacancy in any such position, NCRM will cause another Physician-Employee or Other Professional Employee, if applicable, to fill such vacancy in accordance with applicable State law.
     4.7.7 NCRM acknowledges that it bears all medical obligations to patients treated at the Facilities and covenants that it is responsible for all tissue, specimens, embryos or biological material (“Biological Materials”) kept at the Facilities on behalf of the patients (or former patients) of NCRM, except for the negligence, willful or intentional misconduct of Management Company’s employees; provided, however, this shall not apply to circumstances where an Management Company employee is acting under the direction or supervision of a Physician-Employee. In the event of a termination or dissolution of NCRM, or the termination of this Agreement for any reason, NCRM and the Physicians will have the obligation to account to patients and to arrange for the storage or disposal of such Biological Materials in accordance with patient consent and the ethical guidelines of the American Society of Reproductive Medicine (“Relocation Program”). Management Company, in such event, will, at the request of NCRM, assist in the administrative details of such a Relocation Program for so long as NCRM shall request and an appropriate fee shall be paid during that time. These obligations shall survive the termination of this Agreement.
     4.7.8 NCRM will designate certain physicians to (i) work with Management Company in designing and implementing marketing plans, (ii) participate in marketing strategy sessions, and (iii) identify targeted referral sources and managed care opportunities.
     4.7.9 NCRM agrees to participate in the IntegraMed’s network activities and programs, including, but not limited to, the Council of Physicians and Scientists and offering IntegraMed’s Attain™ IVF Refund Program to NCRM patients, and participating in other product and service offering IntegraMed has in effect from time to time. NCRM shall be entitled to offer the Attain IVF Refund Program or any successor program on an exclusive basis in the Territory, as defined in this Agreement, to its patients so long as 80% of NCRM “private pay” patients apply for the Attain IVF Refund Program during each 12-month period of the Term beginning with the Effective Date.
     4.8 Practice Development, Collection Efforts and Network Involvement. NCRM agrees that during the term of this Agreement, NCRM covenants for itself and will use reasonable efforts to cause its Physician-Employees to:
     4.8.1 Execute such documents and take such steps reasonably necessary to assist billing and collecting for patient services rendered by NCRM and its Physician-Employees;
     4.8.2 Promote NCRM’s medical practice and participate in marketing efforts developed by Management Company as provided for in Section 3.1.5.
     4.8.3 Reasonably cooperate with respect to Management Company’s collection efforts, and policies and procedures governing the collection of Receivables; and
     4.8.4 Comply with all applicable laws and regulations, federal, state and local.
     4.9 No Grant of License; Independent Contractors. NCRM may not use IntegraMed service names, acquired or developed trade names, trademarks, or related logos of IntegraMed (the “IntegraMed Trade Names”) in conjunction with the provision of Infertility Services. NCRM will use its own legal entity name, and will not use the IntegraMed Trade Names as any part of that name. NCRM will not allow its clinic or its Infertility Services to become substantially associated with the IntegraMed Trade Names. IntegraMed is an independent contractor, and neither party may hold themselves out as agents, employees, partners, or representatives of one another. Neither party may bind the other to any contract.
     4.10 Internet Marketing. Pursuant to Section 3.1.5, IntegraMed agrees to provide marketing services, including designing marketing plans for implementation by NCRM for practice development. In performing such marketing, IntegraMed may maintain the Web site www.integramed.com or successor site, and will engage in other marketing efforts designed to benefit NCRM and other independent clinics for which IntegraMed performs services. IntegraMed will link to NCRM on that site, and will list NCRM in its other marketing efforts and materials, as appropriate. NCRM may also, in its discretion, state expressly that it has retained IntegraMed as a manager, but this is not permission to make a trademark use of the IntegraMed Trade Names, nor may NCRM use any IntegraMed Trade Name to identify its own Infertility Services or its clinics. For example, NCRM may, but is not required to, add to its Web site a link to the IntegraMed Web site, together with the phrase “an independent member of the IntegraMed Network” or “an independent IntegraMed affiliate”. One of these two phrases must also be used by NCRM in connection with any marketing materials or other communications that mention that IntegraMed is providing the Business Services to NCRM.
     4.11 Disclaimer of Representations. The parties agree that neither IntegraMed nor its employees or agents has made any guarantee or representation that: (i) it will find markets or patients or locations for ICRM; (ii) it will purchase products or services from NCRM; (iii) NCRM will derive income of any particular level or amount. NCRM acknowledges that it is experienced in providing Infertility Services, will produce marketing plans with assistance and counsel from IntegraMed, and will not be relying on IntegraMed’s efforts in providing the Infertility Services.
     4.12 Rights Upon Termination.
     4.12.1 Upon termination of this Agreement, NCRM shall within 30 days of the termination (i) refrain from making any further link or reference to its former relationship with IntegraMed and (ii) return to IntegraMed all proprietary materials including, but not limited to, consents, policy and procedure manuals, Risk Management and Clinical Standards Review Manuals (“Proprietary Materials”).
     4.13 NCRM’s failure (except as otherwise provided herein) to cease using the Proprietary Materials at the termination or expiration of this Agreement will result in immediate and irreparable damage to IntegraMed and to the rights of any licensee of IntegraMed. There is no adequate remedy at law for such failure. In the event of such failure, IntegraMed shall be entitled to equitable relief by way of injunctive relief and such other relief as any court with jurisdiction may deem just and proper. Additionally, pending such a hearing and the decision on the application for such permanent injunction, IntegraMed shall be entitled to a temporary restraining order, without prejudice to any other remedy available to IntegraMed. All such remedies hereunder shall be at the expense of NCRM and shall not be a Cost of Services.

Article 5
Joint Duties and Responsibilities
     5.1 Formation and Operation Of Practice Management Board. Management Company and NCRM will establish a practice management board (“Practice Management Board”), which will be responsible, to assist NCRM, in developing management and administrative policies for the overall operation of NCRM. The Practice Management Board will consist of designated representatives from Management Company as determined by Management Company, designated representatives of NCRM as determined by NCRM, the Executive Director and the Medical Director. It is the intent and objective of Management Company and NCRM that they agree on the overall provision of the Business Services to NCRM. In the case of any matter requiring a formal vote, NCRM shall have one (1) vote and Management Company shall have one (1) vote; provided, however, the determination with respect to adding Shareholders, or hiring or firing of Physician-Employees shall be determined solely by NCRM. The desire is that Management Company and NCRM agree on matters of operations and that, if they disagree, they will have to work cooperatively to resolve any disagreement. The Practice Management Board shall meet at least three (3) times per calendar year and will maintain minutes of all meetings, which minutes shall, among other things, reflect all decisions of the Practice Management Board.
     5.2 Duties and Responsibilities of The Practice Management Board. With the assistance of Management Company, the Practice Management Board shall have, among others, the following duties and responsibilities:
     5.2.1 Annual Budgets and profitability. Review and approve annual capital and operation budgets prepared by Management Company. The parties covenant and agree to use their respective best efforts to assist the Practice Management Board in achieving the projected budgets. NCRM and Management Company agree that, recognizing changes in circumstances, annual budgets and forecast are subject to revisions. Accordingly, the Practice Management Board may, from time to time, propose to modify the annual budgets, as needed, including without limitation, staff reductions, so that NCRM operates in a profitable mode which means that PDE is positive on a monthly basis. NCRM’s approval of such modifications shall not be unreasonably withheld and shall become part of the Budget. Further, NCRM agrees that in the event NCRM incurs operational losses at any point during the term of this Agreement, nothing herein shall obligate Management Company to incur losses under this Agreement in order to sustain NCRM’s operations. For example, Management Company may take appropriate steps to reduce its Cost of Services in order to avoid negative PDE at any point.
     5.2.2 Capital Improvements and Expansion. Except as otherwise provided herein, any renovation and expansion plans, and capital equipment expenditures with respect to NCRM shall be reviewed and approved by the Practice Management Board and shall be based upon the best interests of NCRM, and shall take into account capital priorities, economic feasibility, physician support, productivity and then current market and regulatory conditions.

     5.2.3 Marketing Budget. NCRM shall assist in the development of an annual marketing budget and plan prepared by Management Company for approval by the Practice Management Board. All annual advertising and other marketing budgets prepared by Management Company shall be subject to the review, amendment, approval and disapproval of the Practice Management Board.
     5.2.4 Strategic Planning. The Practice Management Board shall develop long-term strategic plans.
     5.2.5 Physician Hiring. Make recommendations regarding the number and type of physicians required for the efficient operation of NCRM; provided, the final determination on physician hiring shall be made by NCRM.
     5.2.6 Executive Director. The Practice Management Board will direct the day-to-day functions of the Executive Director in implementing the policies agreed by the Practice Management Board. The Executive Director shall meet with the Medical Director on a regular basis as reasonably requested by either party to discuss issues pertaining to NCRM. Salary and fringe benefits paid to the Executive Director shall be approved by the Practice Management Board. The Practice Management Board will conduct an annual evaluation of such individual’s performance.
Article 6
Financial Arrangements
     6.1 Compensation. The compensation set forth in this Article 6 is being paid to Management Company in consideration of the substantial commitment made, capital provided and services to be rendered by Management Company hereunder and is fair and reasonable. Management Company shall be paid the following amounts (collectively “Compensation”):
     6.1.1 an amount reflecting all Cost of Services (whether incurred by Management Company or NCRM) paid or accrued by Management Company pursuant to the terms of this Agreement.
     6.1.2 during each year of this Agreement commencing with the Effective Date, a Base Service Fee, paid monthly but reconciled to annual Revenues, of an amount equal to six percent (6%) of NCRM’s Revenues.
     6.1.3 commencing with the Effective Date, an additional service fee (“Additional Service Fee”) paid monthly but reconciled to Fiscal Year operating results of NCRM, equal to fifteen percent (15%) of PDE.
     It is understood and agreed that the Additional Service Fee is paid to Management Company in the event NCRM achieves positive PDE. Nothing herein shall be interpreted to mean that if PDE is negative, Management Company makes a contribution to NCRM to cover any such operating losses.
     6.2 Accounts Receivable.
     6.2.1 On or before the 20th business day of each month, commencing with the first month following the Effective Date, Management Company shall reconcile the Receivables of NCRM arising during the previous calendar month. Subject to the terms and conditions of this Agreement, NCRM hereby sells and assigns to Management Company as absolute owner, and Management Company hereby purchases from NCRM all Receivables hereafter owned by or arising in favor of NCRM on or before the 20th business day of each month. Management Company shall transfer or pay such amount of funds to NCRM equal to the Receivables less Compensation due Management Company pursuant to Section 6.1. NCRM shall cooperate with Management Company and execute all necessary documents in connection with the purchase and assignment of such Receivables to Management Company or at Management Company’s option, to its lenders. All collections in respect of such Receivables shall be deposited in a bank account at a bank designated by Management Company. To the extent NCRM comes into possession of any payments in respect of such Receivables, NCRM shall direct such payments to Management Company for deposit in bank accounts designated by Management Company.
     6.2.2 Any Medicare or Medicaid Receivables due to NCRM shall be excluded from the operation of Section 6.2.1 hereof. Any such Receivables shall be subject to agreement of NCRM and Management Company with respect to the collection thereof.
     6.2.3 NCRM will be charged monthly interest at an annualized rate equal to the Prime Rate charged by Management Company’s primary bank on Receivables with average days sales outstanding (“DSO”) greater than 60 days for a trailing three-month period. For example, if prime is 6% and NCRM’s Revenues are $1,385,000 for a three-month period, the average Revenues per day (assuming 90 days in such three-month period) equals $15,389. If on the last day of that same three-month period NCRM’s Receivables are $1.5 million, then NCRM’s DSO equal 97 days ($1.5 million divided by $15,389), resulting in interest being charged for the month on $569,393.00 of NCRM’s Receivables ($15,389 times 37 days) at a rate of 0.5% (6% prime rate divided by 12), or a $2,846.97 interest charge. Any application of this Section 6.2.3 shall exclude Bad Debt from the determination of Receivables subject to an interest payment.
     6.2.4 On or before the 20th business day of each month, commencing with the month following the Effective Date, Management Company shall remit to NCRM the PDE generated for the previous calendar month.
     6.3 Advances. Management Company may advance necessary funds for NCRM to meet Cost of Services and, to meet Physician distributions (through their respective professional associations), and Physician-Employee salaries; provided, however, nothing herein shall obligate Management Company to incur Cost of Services and Physician salary Advances in excess of Revenues under this Agreement in order to sustain NCRM’s operations. As security for such Advances, NCRM shall deliver to Management Company with the execution of this Agreement a Security Agreement in the form of Exhibit 6.3 hereto giving Management Company a collateral interest in all Receivables of NCRM and PDE payable to NCRM Shareholders. Management Company shall, in its sole discretion, be entitled to take any and all necessary action to prevent financial losses, in the form of Cost of Services on behalf of NCRM, to Management Company in the event NCRM’s Cost of Services exceed NCRM’s Revenues at any point during the Term of this Agreement. Notwithstanding anything herein to the contrary, no Advances will be made by Management Company to satisfy Physician-Employee draws, salaries or pension contributions, unless requested by NCRM.
     6.3.1 Any Advance hereunder shall be a debt owed to Management Company by NCRM and shall be repaid in twelve equal installments plus accrued interest on the first day of each month following any Advance. To the extent PDE is available for distribution to Physicians for a particular month; Management Company is authorized to deduct any outstanding Advance from the PDE prior to distribution to the Physicians to pay any installment then due.
     6.3.2 Interest expense will be charged on an Advance and will be computed at the Prime Rate charged by Management Company’s primary bank.
     6.3.3 In addition to the Security Agreement provided for in Section 6.3, NCRM agrees to enter into a Continuing General Limited Security Agreement in the form of Exhibit 6.3.3 with Management Company’s current bank, Bank of America, National Association in connection with assigning to Bank of America, the Receivables identified in Section 6.2 that are otherwise assigned to Management Company pursuant to the Security Agreement identified in Section 6.3.
     6.4 Build Out and Capital Commitment.
     Management Company agrees to invest sufficient capital to build, equip and supply appropriate office and laboratory space for NCRM to conduct its medical practice at the Facilities. As an expression of Management Company’s commitment to the growth of NCRM’ practice, Management Company agrees to maintain, during the term of this Agreement, an ongoing investment in the Facilities and equipment, of an amount up to $250,000.00 (“Capital Commitment”) without an interest charge. Any amount invested by Management Company in NCRM’s medical Facilities in excess of $250,000.00 will be charged to NCRM as a capital cost at an interest rate equal to the Prime Rate, plus two percent (2%), charged by Management Company’s primary bank.

Article 7
Term, Service Rights, Payments, And Other Commitments
     7.1 This Agreement shall begin on the Effective Date and shall continue for twenty-five years (the “Term”), with automatic successive twenty-five year terms (each, a “Renewal Term”), unless sooner terminated as herein provided. In the event either party elects not to renew this Agreement at the expiration of the Term or a Renewal Term, said party shall give the other not less than one (1) year’s prior written notice of its intention not to renew at the expiration of the Term or a Renewal Term.
     7.2 In consideration of the considerable investment of time and resources in NCRM expected by Management Company, NCRM grants to Management Company the exclusive right to provide the Business Services to NCRM.
Article 8
Termination of the Agreement
     8.1 Termination
     This Agreement may be terminated by either party in the event of the following:
     8.1.1 Insolvency. If a receiver, liquidator or trustee of any party shall be appointed by court order, or a petition to reorganize shall be filed against any party under any bankruptcy, reorganization or insolvency law, and shall not be dismissed within 90 days, or any party shall file a voluntary petition in bankruptcy or make assignment for the benefit of creditors, then either of the other parties may terminate this Agreement upon 10 days prior written notice to the other parties.
     8.1.2 Material Breach. If either party believes that the other party has materially breached its obligations hereunder, then the non-breaching party (“Accuser”) shall give notice (“Breach Notice”) to the breaching party (“Accused”), setting forth in detail the basis for the belief (“Accusation”) and indicating that the Accused must cure said breach within 30 days (“Cure Period”).
     (a) If the Accused, in good faith denies the Accusation, then the Accused shall give notice within the Cure Period to the Accuser demanding an arbitration of whether there has been a material breach of this Agreement. Such arbitration shall be conducted in accordance with Section 11.7 hereof and the parties agree, in good faith, to commence the arbitration within 60 days of the Breach Notice and participate in the arbitration in a “time is the essence of the arbitration” basis.
     (b) If the Accused agrees with the Breach Notice and cures the Material Breach within the Cure Period, no further action will be required by either party.

     (c) If the Accused agrees with the Breach Notice, but the breach is not curable within the Cure Period and the Accused is making diligent efforts to cure the breach during the Cure Period (“Good Faith Cure Efforts”), the parties shall continue to operate under the terms and conditions of this Agreement. If after the exercise of such Good Faith Cure Efforts, the Accused shall be unable to cure the breach within 60 days from the Breach Notice, the Accuser shall, in good faith, extend the time in which to cure the breach, upon request of the Accused. In the event the Accuser does not extend the time in which to cure the breach, the Accused shall be entitled to arbitrate pursuant to Section 11.7 whether the Accused is entitled to an extension in order to cure the breach.
     (d) It is the intent of the parties that in the event of a material breach hereunder, the Accused shall the have the opportunity to a full determination of whether there was a material breach, before this Agreement terminates. If as a result of arbitration, there is a finding (“Finding”) of a material breach, the Accuser shall be entitled to terminate this Agreement and the applicable section of Article 9 shall govern.
     8.2 Termination By Management Company for Professional Disciplinary Actions. NCRM shall be obligated to suspend a physician whose authorization to practice medicine is suspended, revoked or not renewed. Management Company may terminate this Agreement upon 10 days prior written notice to NCRM if a Physician’s authorization to practice medicine is suspended, revoked or not renewed and NCRM has failed to suspend such physician; provided, however, such action may not be taken until NCRM has been given 30 days to resolve such physician’s authorization to practice medicine. NCRM shall notify Management Company within five (5) days of a notice that a physician’s authorization to practice medicine is suspended, revoked or not renewed or that formal disciplinary action has been taken against a physician which could reasonably lead to a suspension, revocation or non-renewal of a physician’s license.
     8.3 Termination at the expiration of a Term or Renewal Term. In the event either party gives not less than one (1) year’s prior written notice of its intent not to renew at the expiration of the Term or a Renewal Term, this Agreement shall automatically expire at the end of the Term or Renewal Term.
Article 9
Purchase of Assets — Obligations and Options
     9.1 Termination by Management Company. If Management Company terminates this Agreement due to the insolvency of NCRM (Section 8.1.1), or for a Finding of material breach by NCRM (Section 8.1.2), or NCRM fails to suspend a physician whose license is suspended, revoked or not renewed (Section 8.2), the following shall apply:
     9.1.1 On the closing date (the “Closing Date”) for purposes of consummating the termination, NCRM shall:

     (a) Pay to Management Company in immediately available funds, an amount equal to the net book value (in accordance with GAAP) of all Management Company Assets at all Facilities made available to NCRM by Management Company;
     (b) Pay to Management Company in immediately available funds, an amount equal to the uncollected accounts receivable purchased from NCRM immediately prior to the Closing Date which have not been charged to NCRM as a Bad Debt under Cost of Services;
     (c) Pay to Management Company, in immediately available funds, an amount equal to $1.32 million, plus 50% of NCRM’s PDE in excess of $1.32 million for the 12-month period ending the month prior to termination of this Agreement.
     (d) Provide to Management Company a Consent to Assignment from each landlord of real estate leased by Management Company for the benefit of NCRM to the extent each landlord is willing to provide such consent. The parties shall endeavor to obtain a consent that includes a release of Management Company from any further obligations or liability under the leases as of the Closing Date, except for liabilities accruing prior to the Closing Date, and shall satisfy any requirements provided for in the assignment provisions of the applicable leases;
     (e) Hire all Management Company employees working at the Facilities or make provision for their termination, without liability to Management Company after the Closing Date.
     (f) Pay to Management Company in immediately available funds any outstanding liabilities under this Agreement, including any and all loans or Advances
     (g) Execute such documents and perform such acts as may be reasonably necessary to accomplish the transactions required to effect the termination.
     For purposes of Sections 9.1, 9.2 9.3 and 9.4 the Closing Date shall mean 90 days following termination of this Agreement.
     9.2 Termination By NCRM In the event this Agreement is terminated by NCRM as a result of the insolvency of Management Company (8.1.1) or a Finding of a material breach by Management Company (8.1.2), the following shall apply:
     9.2.1 On the Closing Date for purposes of consummating the termination, NCRM shall:
     (a) Pay to Management Company in immediately available funds, an amount equal to the net book value (in accordance with GAAP) of all Management Company Assets at all Facilities made available to NCRM by Management Company, in the event NCRM opts to acquire the Assets;

     (b) Pay to Management Company in immediately available funds, an amount equal to the uncollected accounts receivable purchased from NCRM immediately prior to the Closing Date which have not been charged to NCRM as a Bad Debt under Cost of Services;
     (c) Have the option of assuming leases for office and equipment used directly for the operation of NCRM’s business. In such event, a Consent to Assignment from each landlord of real estate leased by Management Company for the benefit of NCRM to the extent each landlord is willing to provide such consent shall be obtained. NCRM shall endeavor to obtain a consent that include a release of Management Company from any further obligations or liability under the leases as of the Closing Date, except for liabilities accruing prior to the Closing Date and shall satisfy any requirements provided for in the assignment provisions of the applicable leases;
     (d) Hire all Management Company employees working at the Facilities or make provision for their termination, without liability to Management Company after the Closing Date.
     (e) Pay to Management Company in immediately available funds any outstanding liabilities under this Agreement, including any and all loans or Advances
     (f) Execute such documents and perform such acts as may be reasonably necessary to accomplish the transactions required to effect the termination.
     9.3 Termination Under Section 8.3 By NCRM. In the event NCRM elects to terminate this Agreement pursuant to Section 8.3 hereof, the following shall apply:
     9.3.1 On the Closing Date for purposes of consummating the termination, NCRM shall:
     (a) Pay to Management Company in immediately available funds, an amount equal to the net book value (in accordance with GAAP) of all Management Company Assets at all Facilities made available to NCRM by Management Company;
     (b) Pay to Management Company in immediately available funds, an amount equal to the uncollected accounts receivable purchased from NCRM immediately prior to the Closing Date which have not been charged to NCRM as a Bad Debt under Cost of Services;
     (c) Pay to Management Company, in immediately available funds, an amount equal to $1.32 million, plus 50% of NCRM’s PDE in excess of $1.32 million for the 12-month period ending the month prior to termination of this Agreement.
     (d) A Consent to Assignment from each landlord of real estate leased by Management Company for the benefit of NCRM to the extent each landlord is willing to provide such consent. NCRM shall endeavor to obtain a consent that includes a release of

Management Company from any further obligations or liability under the leases as of the Closing Date, except for liabilities accruing prior to the Closing Date and shall satisfy any requirements provided for in the assignment provisions of the applicable leases;
     (e) Hire all Management Company employees working at the Facilities or make provision for their termination, without liability to Management Company after the Closing Date.
     (f) Pay to Management Company in immediately available funds any outstanding liabilities under this Agreement, including any and all loans or Advances
     (g) Execute such documents and perform such acts as may be reasonably necessary to accomplish the transactions required to effect the termination.
     9.4 Expiration of the Term or a Renewal Term. In the event this Agreement expires at the end of the Term or a Renewal Term, the following shall apply:
     9.4.1 On the last day of the Term, NCRM shall:
     (a) Pay to Management Company in immediately available funds, an amount equal to the net book value (in accordance with GAAP) of all Management Company Assets at all Facilities made available to NCRM by Management Company;
     (b) Pay to Management Company in immediately available funds, an amount equal to the uncollected accounts receivable purchased from NCRM immediately prior to the Closing Date which have not been charged to NCRM as a Bad Debt under Cost of Services;
     (c) Pay to Management Company, in immediately available funds, an amount equal to $1.32 million, plus 50% of NCRM’s PDE in excess of $1.32 million for the 12-month period ending the month prior to termination of this Agreement
     (d) Provide to Management Company a Consent to Assignment from each landlord of real estate leased by Management Company for the benefit of NCRM to the extent each landlord is willing to provide such consent. The parties shall endeavor to obtain a consent that include a release of Management Company from any further obligations or liability under the leases as of the Closing Date, except for liabilities accruing prior to the Closing Date, and shall satisfy any requirements provided for in the assignment provisions of the applicable leases;
     (e) Hire all Management Company employees working at the Facilities or make provision for their termination, without liability to Management Company for payments owed to Employees for services rendered after the Closing Date.
     (f) Pay to Management Company in immediately available funds any outstanding liabilities under this Agreement, including any and all loans or Advances

     (g) Execute such documents and perform such acts as may be reasonably necessary to accomplish the transactions required to effect the termination.
     9.5 Transfer of Ownership
     Upon receipt of payments due under this Article 9 and other payments due, Management Company shall transfer ownership and possession of the Assets, and assign all right, title and interest in and to and obligations under the Lease(s) to NCRM and return to NCRM all security deposits. NCRM shall have the option of receiving full credit on the payments due under this Article 9 for all liens, encumbrances or security interest, or of having Management Company transfer ownership of the Assets free and clear of all liens, encumbrances or security interests thereon.
     9.6 Nothing in this Article 9 shall be construed to provide for Management Company for an amount greater than the original Right to Service Fee, except for the repayment of the Exclusive Right to Service Fee provided for in Section 9.3. l(c).
Article 10
Insurance
     10.1 NCRM shall carry professional liability insurance, covering itself and its employees providing Infertility Services under this Agreement in accordance with Section 4.6 hereof.
     10.2 NCRM and Management Company shall provide written notice to the other at least thirty (30) days in advance of the effective date of any reduction, cancellation or termination of the insurance required to be carried by each hereunder.
Article 11
Miscellaneous
     11.1 Independent Contractor. Management Company and NCRM are independent contracting parties. In this regard, the parties agree that:
     11.1.1 The relationship between Management Company and NCRM is that of an independent supplier of non-medical services and a medical practice, respectively, and, unless otherwise provided herein, nothing in this Agreement shall be construed to create a principal-agent, employer-employee, or master-servant relationship between Management Company and NCRM;
     11.1.2 Notwithstanding the authority granted to Management Company herein, Management Company and NCRM agree that NCRM shall retain the full authority to direct all of the medical, professional, and ethical aspects of its medical practices;

     11.1.3 Any powers of NCRM not specifically vested in Management Company by the terms of this Agreement shall remain with NCRM;
     11.1.4 NCRM shall, at all times, be the sole employer of the Physician- Employees, the Other Professional Employees required by law to be employees of NCRM and all other professional personnel engaged by NCRM in connection with the operation of its medical practice at the Facilities, and shall be solely responsible for the payment of all applicable federal, state or local withholding or similar taxes and provision of workers’ compensation and disability insurance for such professional personnel that are employees of NCRM;
     11.1.5 No party shall have the right to participate in any benefits, employment programs or plans sponsored by the other party on behalf of the other party’s employees, including, but not limited to, workers’ compensation, unemployment insurance, tax withholding, health insurance, life insurance, pension plans or any profit sharing arrangement;
     11.1.6 In no event shall any party be liable for the debts or obligations of any other party except as otherwise specifically provided in this Agreement; and
     11.1.7 Matters involving the internal agreements and finances of NCRM, including but not limited to the distribution of professional fee income among Physician Employees and, if applicable, Other Professional Employees who are providing professional services to patients of NCRM, and other employees of NCRM, disposition of NCRM property and stock, accounting, tax preparation, tax planning, and pension and investment planning, hiring and firing of physicians, decisions and contents of reports to regulatory authorities governing NCRM and licensing, shall remain the sole responsibility of NCRM and the individual Physicians.
     11.2 Force Majeure. No party shall be liable to the other parties for failure to perform any of the services required under this Agreement in the event of a strike, lockout, calamity, act of God, unavailability of supplies, or other event over which such party has no control, for so long as such event continues and for a reasonable period of time thereafter, and in no event shall such party be liable for consequential, indirect, incidental or like damages caused thereby.
     11.3 Equitable Relief. Without limiting other possible remedies available to a non-breaching party for the breach of the covenants contained herein, including the right of Management Company to cause NCRM to enforce any and all provisions of the Physician Employment Agreements described in Section 4.3 hereof, injunctive or other equitable relief shall be available to enforce those covenants, such relief to be without the necessity of posting bond, cash or otherwise. If any restriction contained in said covenants is held by any court to be unenforceable or unreasonable, a lesser restriction shall be enforced in its place and remaining restrictions therein shall be enforced independently of each other.

     11.4 Prior Agreements; Amendments. This Agreement supersedes all prior agreements and understandings between the parties as to the subject matter covered hereunder including the Former NCRM and NRL Agreements, and this Agreement may not be amended, altered, changed or terminated orally. No amendment, alteration, change or attempted waiver of any of the provisions hereof shall be binding without the written consent of all parties, and such amendment, alteration, change, termination or waiver shall in no way affect the other terms and conditions of this Agreement, which in all other respects shall remain in full force.
     11.5 Assignment; Binding Effect. This Agreement and the rights and obligations hereunder may not be assigned without the prior written consent of all of the parties, and any attempted assignment without such consent shall be void and of no force and effect, except that NCRM acknowledges and agrees that Management Company may assign this Agreement to any affiliate, which for purposes of this Agreement, shall include any parent or subsidiary of Management Company, without the consent of NCRM, provided Management Company shall remain liable for its obligations hereunder. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties’ respective heirs, legal representatives, successors and permitted assigns.
     11.6 Waiver of Breach. The failure to insist upon strict compliance with any of the terms, covenants or conditions herein shall not be deemed a waiver of such terms, covenants or conditions, nor shall any waiver or relinquishment of any right at any one or more times be deemed a waiver or relinquishment of such right at any other time or times.
     11.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada irrespective of the principal place of business of the parties hereto. Any and all claims, disputes, or controversies arising under, out of, or in connection with this Agreement or any beach thereof, except for equitable relief sought pursuant to Section 11.3 hereof, shall be determined by binding arbitration in the State of Nevada, City of Reno (hereinafter “Arbitration”). The party seeking determination shall subject any such dispute, claim or controversy to the American Arbitration Association, and the rules of commercial arbitration thereof shall govern. The Arbitration shall be conducted and decided by a single arbitrator, unless the parties mutually agree, in writing at the time of the Arbitration, to three arbitrators. In reaching a decision, the arbitrator(s) shall have no authority to change or modify any provision of this Agreement, including any liquidated damages provision. Each party shall bear its own expenses and one-half the expenses and costs of the arbitrator(s). Any application to compel Arbitration, confirm or vacate an arbitral award or otherwise enforce this Section 11.7 shall be brought in the Courts of the State of Nevada or the United States District Court for the District of Nevada.
     11.8 Separability. If any portion of the provisions hereof shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such portion or provisions in circumstances other than those in which it is held invalid or unenforceable, shall not be affected thereby, and each portion or provision of this Agreement shall be valid and enforced to the fullest extent permitted by law, but only to the extent the same continues to reflect fairly the intent and understanding of the parties expressed by this Agreement taken as a whole,

     11.9 Headings. Section and paragraph headings are not part of this Agreement and are included solely for convenience and are not intended to be full or accurate descriptions of the contents thereof.
     11.10 Notices. Any notice or other communication required by or which may be given pursuant to this Agreement shall be in writing and mailed, certified or registered mail, postage prepaid, return receipt requested, or overnight delivery service, such as FedEx or DHL Express, prepaid, and shall be deemed given when received. Any such notice or communication shall be sent to the address set forth below:
11.10.1 If for Management Company:
Jay Higham., President
IntegraMed America, Inc.
Two Manhattanville Road
Purchase, New York 10577
With a copy to:
Claude E. White, General Counsel
IntegraMed America, Inc.
Two Manhattanville Road
Purchase, New York 10577
11.10.2 If for NCRM:
Russell A. Foulk, President
Foulk & Whitten Nevada Center for Reproductive Medicine
645 Sierra Rose Drive
Suite 205
Reno, Nevada 89511-4026
With a copy to:
Richard H. Breit, Esq.
Richard H. Breit, P.A.
8551 West Sunrise Boulevard
Suite 300
Plantation, Florida 33322-4007
     Any party hereto, by like notice to the other parties, may designate such other address or addresses to which notice must be sent.

     11.11 Entire Agreement. This Agreement and all attachments hereto represent the entire understanding of the parties hereto with respect to the subject matter hereof and thereof, and cancel and supersede all prior agreements and understandings among the parties hereto, including the Former NCRM and NRL Agreements, whether oral or written, with respect to such subject matter.
     11.12 No Medical Practice by Management Company. Management Company will not engage in any activity that constitutes the practice of medicine, and nothing contained in this Agreement is intended to authorize Management Company to engage in the practice of medicine or any other licensed profession.
     11.13 Confidential Information.
     11.13.1 During the initial term and any renewal term(s) of this Agreement, the parties may have access to or become acquainted with each other’s trade secrets and other confidential or proprietary knowledge or information concerning the conduct and details of each party’s business (“Confidential Information”). At all times during and after the termination of this Agreement, no party shall directly or indirectly, communicate, disclose, divulge, publish or otherwise express to any individual or governmental or non-governmental entity or authority (individually and collectively referred to as “Person”) or use for its own benefit, except in connection with the performance or enforcement of this Agreement, or the benefit of any Person any Confidential Information, no matter how or when acquired, of another party. Each party shall cause each of its employees to be advised of the confidential nature of such Confidential Information and to agree to abide by the confidentiality terms of this Agreement. No party shall photocopy or otherwise duplicate any Confidential Information of another party without the prior express written consent of the such other party except as is required to perform services under this Agreement. All such Confidential Information shall remain the exclusive property of the proprietor and shall be returned to the proprietor immediately upon any termination of this Agreement.
     11.13.2 Confidential Information shall not include information which (i) is or becomes known through no fault of a party hereto; (ii) is learned by a party from a third-party legally entitled to disclose such information; or (iii) was already known to a party at the time of disclosure by the disclosing party.
     11.13.3 In order to minimize any misunderstanding regarding what information is considered to be Confidential Information, Management Company or NCRM will designate at each others request the specific information which Management Company or NCRM considers to be Confidential Information.
     11.14 Indemnification.
     11.14.1 Management Company agrees to indemnify and hold harmless NCRM, its directors, officers, employees and servants from any suits, claims, actions, losses, liabilities or expenses (including reasonable attorney’s fees) arising out of or in connection with any act or failure to act by Management Company related to the performance of its duties and responsibilities under this Agreement. The obligations contained in this Section 11.14.1 shall survive termination of this Agreement. This indemnification provision shall apply to both third-party claims and second-party claims, including, but not limited to, claims, actions, damages, losses, expenses, or costs (including, but not limited to, reasonable attorneys’ fees and court costs) incurred by one party to this Agreement as a result of an act, or omission to act, on the part of the other party, its agents, or employees pursuant to this Agreement
     11.14.2 NCRM agrees to indemnify and hold harmless Management Company, its shareholders, directors, officers, employees and servants from any suits, claims, actions, losses, liabilities or expenses (including reasonable attorney’s fees) arising out of or in connection with any act or failure to act by NCRM related to the performance of its duties and responsibilities under this Agreement. The obligations contained in this Section 11.14.2 shall survive termination of this Agreement. This indemnification provision shall apply to both third-party claims and second-party claims, including, but not limited to, claims, actions, damages, losses, expenses, or costs (including, but not limited to, reasonable attorneys’ fees and court costs) incurred by one party to this Agreement as a result of an act, or omission to act, on the part of the other party, its agents, or employees pursuant to this Agreement
     11.14.3 In the event of any claims or suits in which Management Company and/or NCRM and/or their directors, officers, employees and servants are named, each of Management Company and NCRM for their respective directors, officers, employees agree to cooperate in the defense of such suit or claim; such cooperation shall include, by way of example but not limitation, meeting with defense counsel (to be selected by the respective party hereto), the production of any documents in his/her possession for review, response to subpoenas and the coordination of any individual defense with counsel for the respective parties hereto. The respective party shall, as soon as practicable, deliver to the other copies of any summonses, complaints, suit letters, subpoenas or legal papers of any kind, served upon such party, for which such party seeks indemnification hereunder. This obligation to cooperate in the defense of any such claims or suits shall survive the termination, for whatever reason, of this Agreement.
     11.15 The Parties have participated in the drafting and preparation of this Agreement and this Agreement shall be construed as a whole according to the fair meaning and not for or against any party.

     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first above written.
Foulk & Whitten Nevada Center For Reproductive medicine, P.C.

By:	/s/ Russell A. Foulk
Russell A. Foulk, M.D., President

Nevada Reproductive Labs, Inc.
By:	/s/ Russell A. Foulk
Russell A. Foulk, M.D., President

IntegraMed America, Inc.
By:	/s/ Amin Neghabat
Amin Neghabat, Sr. Vice President
Western Region

Exhibit 3.12
Business Associate Agreement

Exhibit 4.7.2
Physician Employment Agreements

Exhibit 6.3
Security Agreement

Exhibit 6.3.3
Continuing Limited Security Agreement